Exhibit 10.21

TELCO BILLING SOFTWARE TECHNOLOGY
LICENSING AGREEMENT

THIS AGREEMENT is entered into this 1st day of April, 2005 by and between Media Charger, LLC, a California limited liability company whose address is 13351 Riverside Drive, Suite 353, Sherman Oaks, CA 91423 (“Licensor”), and Camnation, Inc., a Delaware corporation located at 910 Foulk Road, Suite 201, Wilmington, DE 19803 (“Licensee”).

RECITALS

WHEREAS, Licensor is engaged in the business of designing and developing computer-related software and related products for application on the Internet, and has, over the years, acquired and developed substantial and valuable technical knowledge, know-how, and experience in the design and development of such systems. Specifically, Licensor has developed and continues developing Telco Billing Software Technology (the “Software”). The Telco Billing Technology was developed to provide a wide range of telecom billing solutions. Their services include 900 Billing, 4250 Miscellaneous Billing, SMS Billing, and other related types of billing solutions, or Website, a description of which is annexed hereto as Exhibit A.

WHEREAS, Licensee desires to obtain from Licensor and Licensor is willing to grant to Licensee, a non-exclusive license relating to the Software in accordance with the terms and conditions herein; and

WHEREAS, Licensor and Licensee believe it is in their mutual interest and desire to enter into this licensing agreement (“Agreement”) whereby Licensee would use the Software in the conduct of its operations on the Internet pursuant to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the promises and the mutual covenants of this Agreement, the parties hereto agree as follows:

1.	GRANT OF LICENSE

1.1 Grant. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, for the term of this Agreement, a nonexclusive, nontransferable, license in the Software, to use the Software in the operation of its business on the Internet.

1.2 Restriction. Except as specifically granted in this Agreement, Licensor owns and retains all right, title, and interest in Software and any and all related materials. This Agreement does not transfer ownership rights of any description in the Software, or any related material to Licensee or any third party. Licensee shall not modify, reverse engineer, or decompile the software, or create derivative works based on the Software. Licensee shall retain all copyright and trademark notices on the Software and Documentation and shall take other necessary steps to protect Licensor’s intellectual property rights. This License may not be transferred, assigned, or sublicensed (either voluntarily or involuntarily) by Licensee without the express written consent of Licensor. Any attempted transfer, assignment, or sublicense, in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment or sublicense permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto.

2.	TERM AND TERMINATION

2.1 Term. This Agreement, and the License granted hereunder, becomes effective as of the date of execution by both parties and shall extend forward in perpetuity unless sooner terminated as set forth below in Section 2.2.

2.2 Termination for Cause. Either party, as applicable, shall have the right, in addition, and without prejudice to any other rights or remedies, to terminate this Agreement as follows:

2.2.1 by either party for any material breach of this Agreement that is not cured within ten (10) days of receipt by the party in default of a notice specifying the breach and requiring its cure;

2.2.2 by either party, immediately upon written notice, if: (a) all or a substantial portion of the assets of the party are transferred to an assignee for the benefit of creditors, to a receiver, or to a trustee in bankruptcy; (b) a proceeding is commenced by or against either party for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days; or (c) the other party is adjudged bankrupt;

2.2.3 by Licensor, immediately upon written notice if Licensee’s failure to comply with Licensor’s standard Terms and Conditions for use of the Software, including, by way of example and not limitation, failure on the part of Licensee to comply with Licensor’s anti-spam policy (attached hereto as Exhibit “B”), the commission of consumer or credit card fraud by Licensee, material misrepresentations made to Licensor, upon which Licensor relied when entering into this Agreement.

2.3 Rights on Termination. Licensor has and reserves all rights and remedies that it has by operation of law or otherwise to enjoin the unlawful or unauthorized use of Software. Sections 1.2, 6, 7, and 8, will survive termination or expiration of this Agreement as will any cause of action or claim of either party, whether in law or in equity, arising out of any breach or default. On termination all rights granted to Licensee under this Agreement cease and immediately revert to Licensor and Licensee will promptly cease all use and reproduction of the Software, and Licensee will promptly return all copies of the Software to Licensor or destroy all of Licensee’s copies of the Software and so certify to Licensor in writing within fourteen (14) days of termination.

3.	CONSIDERATION

3.1 Consideration. In consideration for the license granted hereunder, Licensee agrees to pay to Licensor the sum of one dollar ($1) plus other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

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3.2 Payments. All payments due Licensor shall be made in U.S. currency unless otherwise specified by Licensor.

4.	LICENSOR’S OBLIGATIONS

4.1 Deliverables. Upon execution of this Agreement, Licensor shall deliver the Software to Licensee in a format appropriate for the Licensee’s platform.

4.2 Support and Maintenance. Beginning upon the effective date of this Agreement as provided in Schedule A, Licensor shall meet with Licensee relating to the installation and operation of hardware, software, machinery, equipment, materials, object codes, specifications, designs, manufacturing and processing procedures, methods, layout, and the like that Licensor believes Licensee may require in order to adapt the Technology to use on its Internet Website(s). Licensor shall also provide Licensee such technical and other qualified experts to train and otherwise educate Licensee in the use of the Technology and assist in the resolution of any problems or matters that require on-the-spot assistance. In any such event, Licensee shall pay all time, travel and out-of-pocket expenses incurred by any such Licensor personnel or agents, it being understood that the salaries of the experts shall be the responsibility of Licensee.

5.	LICENSEE’S OBLIGATIONS

5.1 Financial Resources. Licensee represents that it has the financial resources and business operations that will enable it to reasonably commercialize the Software and that it shall, during the term of this Agreement and any renewal thereof, use its best efforts to promote the Software on the World Wide Web. Licensee further agrees that it will, in good faith and with reasonable diligence, conduct all operations incorporating the Software in accordance with the highest standards of business customs of the industry and that it will endeavor to utilize its skill and resources in such effort to the extent that high standards of business practice and judgment dictate.

5.2 Compliance. Licensee shall fully comply with the marking provisions of the intellectual property laws of the United States.

6.	CONFIDENTIALITY

6.1 Confidentiality. Licensee acknowledges that the Software, and all information relating to the business and operations of the Licensor that Licensee learns or has learned during or prior to the term of this Agreement, may be the valuable, confidential, and proprietary information of the Licensor. During the period this Agreement is in effect, and at all times afterwards, Licensee, and its employees, contractors, consultants, and agents, will: (a) safeguard the confidential information with the same degree of care that it uses to protect its own confidential information; (b) maintain the confidentiality of this information; (c) not use the information except as permitted under this Agreement; and (d) not disseminate, disclose, sell, publish, or otherwise make available the information to any third party without the prior written consent of Licensor.

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6.2 Limitations on Confidentiality Restrictions. Section 6.1 does not apply to any information that: (a) is already lawfully in the receiving party’s possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving party; (c) is disclosed to the receiving party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving party as a matter of law (provided that the receiving party will use all reasonable efforts to provide the disclosing party with prior notice of such disclosure and to obtain a protective order therefor); (e) is disclosed by the receiving party with the disclosing party’s approval; and (f) is independently developed by the receiving party without any use of confidential information. In all cases, the receiving party will use all reasonable efforts to give the disclosing party ten (10) days’ prior written notice of any disclosure of information under this agreement.

6.3 Injunctive Relief for Breach. Licensor and Licensee acknowledge that any breach of Section 6.1 by a receiving party will irreparably harm the disclosing party. Accordingly, in the event of a breach, the disclosing party is entitled to promptly seek injunctive relief in addition to any other remedies that the disclosing party may have at law or in equity.

7.	WARRANTIES, DISCLAIMER, AND LIMITATIONS.

7.1 Warranties.

7.1.1 Licensor hereby warrants to Licensee that Licensor is the owner of the Software or has the right to grant to Licensee the license to use the Software in the manner and for the purposes set forth in this Agreement without violating any rights of a third party.

7.1.2 Licensee hereby warrants to Licensor that it has performed all necessary due diligence to ascertain whether the Software performs in the manner represented by Licensee and that the Software is suitable for Licensor’s purposes.

7.2 Disclaimer. THE WARRANTIES SET FORTH IN SECTION 7.1, ABOVE, ARE IN LIEU OF, AND THIS AGREEMENT EXPRESSLY EXCLUDES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION: (a) ANY WARRANTY THAT THE SOFTWARE IS ERROR-FREE, WILL OPERATE WITHOUT INTERRUPTION, OR IS COMPATIBLE WITH ALL EQUIPMENT AND SOFTWARE CONFIGURATIONS; (b) ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY; AND (c) ANY AND ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE.

7.3 Remedies on Breach of Warranty. In the event of any breach of the warranty set forth in Section 7.1, Licensee’s exclusive remedy shall be for Licensor to promptly replace defective Software media; if Licensor is unable to replace the media within thirty (30) days of notification by Licensee of a defect, Licensee’s sole remedy is to terminate this Agreement, at which time Licensor will refund any and all license or other fees paid by Licensee pursuant to this Agreement.

7.4 Limitation of Liability. LICENSOR IS NOT LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING THE LOSS OF PROFITS, REVENUE, DATA, OR USE OR COST OF PROCUREMENT OF SUBSTITUTE GOODS INCURRED BY LICENSEE OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF LICENSOR OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR’S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS ACTUALLY PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

4.

8.	INDEMNITY.

8.1 Infringement Indemnity. Licensor indemnifies, defends, and holds Licensee harmless from and against any claims, actions, or demands alleging that the Software infringes any United States patent, United States copyright, or other United States intellectual property right of a third party. If use of the Software is permanently enjoined for any reason, Licensor, at Licensor’s option, and in its sole discretion, may: (a) modify the Software so as to avoid infringement; (b) procure the right for Licensee to continue to use and reproduce the Software and Documentation; or (c) terminate this Agreement and refund to Licensee all license fees paid. Licensor shall have no obligation under this Section 8.1 for or with respect to claims, actions, or demands alleging infringement that arise as a result of (a) the combination of noninfringing items supplied by Licensor with any items not supplied by Licensor; (b) modification of the Software or Documentation by Licensee or by Licensor in compliance with Licensee’s designs, specifications, or instructions; (c) the direct or contributory infringement of any process patent by Licensee through the use of the Software; and (d) continued allegedly infringing activity by Licensee after Licensee has been notified of the possible infringement.

8.2 Other Indemnity. Licensee is responsible and indemnifies and holds Licensor harmless for any and all losses, liability, or damages arising out of, or incurred in connection with, Licensee’s use or reproduction of the Software pursuant to this Agreement.

8.3 Condition to Indemnification. Should any claim subject to indemnity be made against Licensor or Licensee, the party against whom the claim is made agrees to provide the other party with prompt written notice of the claim. Licensor will control the defense and settlement of any claim under Section 8.1 and Licensee will control the defense and settlement of any claim under Section 8.2. The indemnified party agrees to cooperate with the indemnifying party and provide reasonable assistance in the defense and settlement of such claim. The indemnifying party is not responsible for any costs incurred or compromise made by the indemnified party unless the indemnifying party has given prior written consent to the cost or compromise.

9.	EXPORT CONTROLS AND RESTRICTED RIGHTS.

9.1 Export Controls. The Software and all underlying information or technology may not be exported or re-exported into any country to which the U.S. has embargoed goods, or to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Deny Orders. Licensee shall not export the Software or any underlying information or technology to any facility in violation of these or other applicable laws and regulations. Licensee represents and warrants that it is not a national or resident of, or located in or under the control of, any country subject to such export controls.

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9.2 Restricted Rights. The Software and Documentation are provided with Restricted Rights. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1) of the Commercial Computer Software - Restricted Rights clause at h, subparagraph (c)(1)(ii) of The Rights in Technical Data and Computer Software clause at 252.227-7013, or subparagraph (d) of the Commercial Computer Software--Licensing at NASA FAR supplement 16-52.227-86, or their equivalent, as applicable.

10.	IMPROVEMENTS.

During the term of this Agreement, each party shall advise the other party of any technical improvements and inventions relating to the Technology. While no improvements are required by this Agreement, all such improvements and inventions shall become the property of Licensor, and Licensee agrees to execute any and all documents requested by Licensor in order to perfect Licensor’s right in same.

11.	GENERAL.

11.1 Entire Agreement. This Agreement, along with the Exhibits attached and referenced in this Agreement, constitutes the final and complete understanding between the parties, and replaces and supersedes all previous oral or written agreements, understandings, or arrangements between the parties with respect to the subject matter contained in this Agreement.

11.2 Waiver. This Agreement may not be modified or amended except in a writing signed by an authorized officer of each party. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of the provisions or of the right of such party thereafter to enforce that or any other provision.

11.3 Notices. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand-delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by overnight courier service and addressed as follows:

To Licensor:	Media Charger, LLC
13351 Riverside Drive, Suite 353
Sherman Oaks, CA 91423
Attn: Rob Gould

To Licensee:	Camnation, Inc.,
910 Foulk Road, Suite 201
Wilmington, DE 19803
Attn: Blair Mills

11.4 Publicity. Without the prior written consent of the other party, neither party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing party’s bankers, attorneys, or accountants or except as may be required by law.

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11.5 Relationship. Nothing in this Agreement shall be deemed to create an employer-employee, principal-agent, or joint venture relationship. Neither party shall have the authority to enter into any contracts on behalf of the other party.

11.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.7 Severability. In case any provision of this Agreement is held to be invalid, unenforceable, or illegal, the provision will be severed from this Agreement, and such invalidity, unenforceability, or illegality will not affect any other provisions of this Agreement.

11.8 Arbitration. In the event of any dispute between the parties arising out of this Agreement, the dispute shall be resolved by arbitration, in Los Angeles, California, under the rules of the American Arbitration Association by an arbitrator agreed upon in writing by the parties. In the event the parties cannot agree upon the choice of an arbitrator, each party shall appoint one individual representative and the two party representatives shall, between themselves, choose an arbitrator.

11.9 Attorney’s Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorney’s fees and costs.

11.10 Successors. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

11.11 Effective Date. The effective date of this Agreement shall be April 1, 2005.

7.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

LICENSEE: CAMNATION, INC.

Date:_______________________________	By:__________________________________ Blair Mills, President
LICENSOR: MEDIACHARGER, LLC

Date:_______________________________	By:__________________________________ Robert Gould, President

SIGNATURE PAGE TO TECHNOLOGY LICENSE AGREEMENT

8.

EXHIBIT “A”
TO
TELCO BILLING SOFTWARE TECHNOLOGY
LICENSING AGREEMENT
BETWEEN
MEDIACHARGER, LLC
AND
CAMNATION, INC.

DATED: April 1, 2005

l. The Software is defined as follows:

Telco Billing Software Technology

The MediaCharger software application was developed to provide a wide range of telecom billing solutions. Their services include 900 Billing, 4250 Miscellaneous Billing, SMS Billing, and other types of billing solutions. MediaCharger has developed a back end system and a consumer application for offering and managing these various billing options. Media Charger has formed relationships with many international and domestic phone-billing companies to achieve its company charter. These solutions provide a unique and convenient method for Website operators and application publishers to charge for their products. MediaCharger provides a software API to allow these publishers and operators to easily add telephone billing to their products.

EXHIBIT “B”

ANTI-SPAM POLICY

Licensee may use the Software in conjunction with any reasonable promotional tool, whether currently known or unknown, with the following exceptions:

A. SPAM. Licensee agrees not to perform any activity that is prohibited by the CAN-SPAM Act dealing with illegal distribution of Unsolicited Commercial Bulk Email (“UCBE”), commonly known as “spam.” No spamming of any kind may be employed as an advertising or promotional tool. Any breach of the Licensor’s Anti-Spam Policy may result in immediate termination of the Agreement.

B. DECEPTIVE ADVERTISING. All forms of deceptive or unfair advertising are strictly prohibited. The Software may not be used in any way, shape, or form to support deceptive advertising. Likewise, the Software may not be used in conjunction with deceptive advertising. Licensee, to be certain of compliance with the requirements of both state and federal advertising law, should obtain independent legal advice before engaging in any promotion. Use of the Software to support, or in conjunction with, deceptive or unfair advertising may result in immediate termination of the Agreement.